Exhibit 99.1

PERNIX GROUP, INC. ANNOUNCES THAT PERNIX-SERKA JV HAS BEEN AWARDED A $95-$115 MILLION CONTRACT BY THE U.S. DEPARTMENT OF STATE

Lombard, Illinois — February 21, 2012 — Pernix Group, Inc. announced today that the U.S. Department of State (“DOS”) awarded the Company’s joint venture with Serka Insaat VeTicaret A.S., Pernix-Serka JV (“Pernix-Serka”), with a re-procurement contract having an estimated value of between $95 and $115 million for design and construction services work related to the former Sather Air Base in Iraq (n.k.a. the Baghdad Diplomatic Support Center).

Previously, the design and construction of all improvements to finalize the Master Plan at the Baghdad Diplomatic Support Center had been awarded to a competitor with a Notice To Proceed given on June 23, 2011.  However, the required work will no longer be performed under that contract.  The Department of State, which was required to assume the security and life support responsibilities necessary for Government personnel following the departure of the U.S. military on December 15, 2011, turned to Pernix-Serka in order to “stop the day-for-day delay in completing the facilities critical to the life safety and mission capability of Government personnel…”  The ultimate value of this award to Pernix-Serka depends on the determination of the value of the work already in place and confirmation of the performance requirements.

Nidal Z. Zayed, CEO of Pernix Group, stated: “We are deeply humbled by the trust and responsibility which the Department of State has endowed upon us. We are honored to accept that trust and confidence from our government on such a critical effort in Iraq.  Pernix was gratified to hear DOS indicate that Pernix-Serka is “uniquely experienced and positioned” to complete this vital mission in the shortest amount of time while adhering to all quality and safety specifications inherent in such a prominent project.  Pernix, along with our trusted partner Serka, greatly value our relationship with the OBO (DOS, Bureau of Overseas Buildings Operations), and I am confident that Pernix-Serka will provide the US Department of State with the highest level of both reliability and customer service required for such an imperative project.”

Pernix Group Inc. is a global company with its headquarters in Lombard, Illinois. The company is engaged in three primary business segments: construction services as a Design-Build General Contractor in the Federal and Government market; building, managing and investing in Energy Projects as an Independent Power Producer and General Contractor; and RF Transmitter Design, Installation, and Service. Pernix has full-scale construction and management capabilities, with subsidiaries in the Western Pacific islands of Tinian and Saipan, in the South Pacific island of Fiji, and in Berlin, Germany. Pernix Group, Inc. common stock is traded on the over-the-counter bulletin board (OTCBB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

For additional information contact:

Gregg Pollack

Chief Financial Officer & VP Administration

Pernix Group, Inc.

Tel: (630) 620-4787

gpollack@pernixgroup.com

or

Scott Finch

Vice President — Finance & Corporate Strategy

Pernix Group, Inc.

Tel: (630) 396- 2958

sfinch@pernixgroup.com